Exhibit 99.1

January 31, 2008

Re: Update on Wells Real Estate Fund I, including 2007 estimated valuations

Dear Custodian or Pension Plan Trustee:

We would like to take this opportunity to provide you with the 2007 estimated unit values for Wells Real Estate Fund I. To help you comply with the Employee Retirement Income Security Act (ERISA) guidelines, we are providing you with the estimated valuations for the partnership units as of December 31, 2007.

The estimated unit valuations for Wells Real Estate Fund I are as follows:

		“A” Units			“B” Units
	Original Unit Price	12/31/2006 Estimated Unit Value	Net Sale Proceeds Distributed in 2007	12/31/2007 Estimated Unit Value	12/31/2006 Estimated Unit Value	Net Sale Proceeds Distributed in 2007	12/31/2007 Estimated Unit Value
Fund I	$250.00	$90.00	$71.61	$19.01	$2.00	$2.03	$0.00

As you know, these valuations assume a hypothetical liquidation of all the Fund’s assets on December 31, 2007. Since the last of Fund I’s properties was sold in 2007, these estimated unit valuations are based entirely on the amount of undistributed net sales proceeds held at year-end, reduced by the estimated amount of an anticipated indemnification obligation to the general partners under the partnership agreement resulting from certain litigation involving Fund I. The segregation of Class “A” and Class “B” estimated valuations was achieved by virtue of a calculation in accordance with a predetermined order of distribution of proceeds in regard to class status under Fund I’s partnership agreement. The estimated valuations are intended to be an estimate of the distributions that would be made to limited partners who purchased their units directly from the Fund in the original public offering of units.

For more detailed information, please refer to Form 8-K of Wells Real Estate Fund I filed with the Securities and Exchange Commission. You can find the filing at www.sec.gov.

Continued on reverse

6200 The Corners Parkway Norcross, GA 30092-3365    Tel: 770-449-7800    Tel: 800-448-1010    Fax: 770-243-8199

www.wellsref.com

All of us at Wells Real Estate Funds appreciate the important role you play as Custodian or Pension Plan Trustee in helping provide unparalleled service to our investors. If you have any questions, please feel free to contact our Client Services Department at 800-557-4830.

Sincerely,

Jay Owensby

Director of Transfer Agent Services

Wells Capital, Inc.

Disclosure

Certain statements contained in this correspondence other than historical facts may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, in particular, statements about future performance and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that this report is filed with the Securities and Exchange Commission. Neither the partnership nor the general partners make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. Actual results could differ materially from any forward-looking statements contained in this correspondence. This is neither an offer nor a solicitation to purchase securities.